UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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360 Funds

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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360 Funds

IMS Capital Value Fund and IMS Strategic Income Fund

(the “Funds”)

4300 Shawnee Mission Parkway, Suite 100

Fairway, Kansas 66205

Supplement dated September 16, 2025, to the Proxy Statement

Dated September 12, 2025 (the “Proxy Statement”)

On September 12, 2025, the Proxy Statement was filed with the Securities and Exchange Commission (the “SEC”) in connection with the special meeting of shareholders for the Funds scheduled for September 30, 2025, at 10:00 a.m., Central Time (the “Meeting”). The purpose of the Meeting is to consider:

1.

To approve a new investment advisory agreement between the Trust, on behalf of the Funds, and Pinnacle Wealth Advisors, Inc. (“Pinnacle”), for the proposed investment adviser (the “New Advisory Agreement”). No investment advisory fee increase is proposed.

2.

To approve a new expense limitation agreement between the Funds and Pinnacle (the “New ELA”), including Pinnacle’s ability to recoup amounts that IMS Capital Management, Inc. previously waived or reimbursed under the current expense limitation agreement. No other changes to the current expense limitation agreement are proposed.

3.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

This supplement is being filed solely to correct the number of shares of each Fund entitled to vote at the Meeting based on shares outstanding as of the record date, August 26, 2025 (“Voting Shares”). Accordingly, all references contained in the Proxy Statement that disclose the number of Voting Shares are hereby deleted and replaced with the following amounts.

Funds	Voting Shares
IMS Capital Value Fund	1,380,217
IMS Strategic Income Fund	6,156,831

Further Information

For further information, please contact the Funds at 1-877-244-6235. This supplement should be read in conjunction with the Proxy Statement filed with the SEC on September 12, 2025. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement controls. This supplement does not change or update any of the other disclosure contained in the Proxy Statement.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE